Exhibit 1.01

Element Solutions Inc
Conflict Minerals Report
For the Year Ended December 31, 2019

This Conflict Minerals Report of Element Solutions Inc ("Element Solutions," the "Company," "we," "us," or "our") for the reporting year from January 1, 2019 to December 31, 2019 (the "Reporting Year") has been prepared pursuant to Rule 13p-1 of the Securities Exchange Act of 1934, as amended. Rule 13p-1 imposes certain reporting and disclosure requirements on issuers whose manufactured products contain Conflict Minerals (as defined herein), which are necessary to the functionality or production of their products. "Conflict Minerals" are defined by the Securities and Exchange Commission (the "SEC") as cassiterite, columbite-tantalite, gold, wolframite and their derivatives: tin, tantalum, tungsten and gold. The term "Covered Countries" for purposes of Rule 13p-1 refers to the Democratic Republic of the Congo and the following adjoining countries: the Republic of the Congo, the Central African Republic, South Sudan, Rwanda, Uganda, Zambia, Burundi, Tanzania and Angola.

Element Solutions' policy is to not knowingly purchase Conflict Minerals that, directly or indirectly, finance or benefit armed groups in any of the Covered Countries. This conflict minerals policy, which requires all suppliers of the Company to identify and conduct appropriate supply chain due diligence on any Conflict Minerals supplied to us, is publicly available on the Company's website at www.elementsolutionsinc.com under "About - Quality & Corporate Social Responsibility - Corporate Social Responsibility."
In addition, our Supplier Code of Conduct requires suppliers to not knowingly procure to us Conflict Minerals that are not certified as conformant and to identify all the smelters in their supply chain. If a supplier cannot demonstrate sufficient reporting documentation relating to the origins of the Conflict Minerals they provide to us, we reserve the right to suspend such supplier until such time that material improvement is made and/or appropriate documentation is provided. The Supplier Code of Conduct is also accessible on the Company's website under the heading "Corporate Governance - Governance Documents."
The statements in this report are based on the due diligence activities performed to date and on the information available at the time of this filing. Factors that could affect the accuracy of these statements include, but are not limited to, incomplete supplier data or a lack of available smelter data, errors or omissions by suppliers or smelters, evolving confirmation of smelters and incomplete information from industry or other third-party sources.
Overview
Element Solutions, through its two business segments, Electronics and Industrial & Specialty, formulates and markets dynamic chemistry solutions that are used in several key industries, including electronic circuitry, semiconductor, communications infrastructure, automotive systems, industrial surface finishing, consumer packaging and offshore energy. Certain products from both segments, manufactured or contracted to be manufactured during the Reporting Year, were determined to contain tin, tungsten and/or gold necessary to the functionality or production of those products.
The Company sold its Agricultural Solutions segment on January 31, 2019. Products of this former segment manufactured or contracted to be manufactured from January 1, 2019 to January 31, 2019 were determined not to include any Conflict Minerals. In addition, on December 2, 2019, the Company completed the acquisition of the Kester business, a global supplier of advanced technology assembly materials used in electronics assembly and semiconductor applications, from Illinois Tool Works Inc. (NYSE:ITW). As a result, the scope of the disclosure in this Form SD also included any Kester's products manufactured or contracted to be manufactured from December 2, 2019 to December 31, 2019.
Supply Chain Due Diligence
Our supply chain is complex and there are multiple tiers between our Company and the mines from which the Conflict Minerals we use originate. Accordingly, we rely on our direct suppliers to provide information on the origin of the Conflict Minerals contained in our products, including sources of Conflict Minerals that are communicated to them by lower tier suppliers.
Element Solutions has a cross-functional team responsible for implementing processes related to the responsible sourcing of Conflict Minerals, including the compliance, procurement, supply chain and legal functions. Our due diligence process and its implementation are intended to conform in all material respects to the framework of the Organisation for Economic Co-operation and Development (OECD)'s Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-

Affected and High-Risk Areas, and related supplements for each Conflict Mineral. For the Reporting Year, our good-faith, reasonable country of origin inquiry ("RCOI") designed to determine whether any of the necessary Conflict Minerals in our products either originated in the Covered Countries or came from recycled or scrap materials included:
•determining which products contained a Conflict Mineral that was necessary to the functionality or production of such products (as determined, the "CM Products");
•identifying the direct suppliers of the Conflict Minerals contained in the CM Products (as identified, the "CM Suppliers");
•requesting data from all CM Suppliers, as described below, and having those CM Suppliers request similar information within their supply chains to identify the original sources of any Conflict Minerals;
•reviewing responses received from the CM Suppliers and, where needed, following up on inconsistent, incomplete and/or inaccurate responses; and
•sending reminders to CM Suppliers who did not respond.
For the Reporting Year, our RCOI data requests to all CM Suppliers consisted in sending each CM Supplier (i) a Conflict Minerals Certification and Agreement, which requires that each CM Supplier trace the origin of any Conflict Minerals sold to Element Solutions or its subsidiaries during the Reporting Year through its own due diligence, and (ii) the latest Conflict Minerals Reporting Template ("CMRT") questionnaire created by the Responsible Minerals Initiative ("RMI") funded by the Responsible Business Alliance which requires that each CM Supplier provide information on (a) the type of Conflict Minerals they sold during the Reporting Year and (b) the source of such Conflict Minerals, including their country of origin and the names and locations of the smelters used.
We received responses from more than 95% of our CM Suppliers, including from all CM Suppliers of the newly-acquired Kester business. With respect to each smelter and refiner identified by a CM Supplier, we sought to verify this information by comparing these smelters and refiners against available lists of compliant smelters and refiners published by internationally-recognized industry validation schemes, such as the RMI Responsible Minerals Assurance Process ("RMAP") or the London Bullion Market Association. We also conducted Internet searches and reviewed third-party databases and information obtained through a third-party general screening application tool. The RMAP, the due diligence program of the RMI, uses an independent third-party audit to identify smelters and refiners that have systems in place to assure sourcing of only conflict-free materials. A list of smelters and refiners that meet the standards of the audit are published on the RMI website. If a smelter was included on the RMAP's Conformant Smelter & Refiner List (the "Conflict Free Smelter List") maintained by the RMI, we determined that we would rely on the results of that third-party audit for purposes of the risk assessment with respect to the Conflict Minerals in our supply chain and the evaluation of whether the smelters identified by the CM Suppliers of these Conflict Minerals have effective due diligence practices. We also support the use by our upstream CM Suppliers of other recognized validation, certification and audit programs, such as the international Tin Supply Chain Initiative ("iTSCi").
Results of Supply Chain Due Diligence
Based on the good faith RCOI described above, we have no reason to believe that Conflict Minerals used in the CM Products may be of non-compliant origin. However, in some limited cases, we did not have sufficient information to determine the particular facilities used to source Conflict Minerals contained in certain of our CM Products due to lack of information or incomplete information. In addition, most of the CM Suppliers' responses represented their supply chain at a company-level rather than being product-specific, and as a result, we could not determine which of the identified smelters were actually in the Company's supply chain. Among these facilities, certain smelters or refiners were indicated as known or reasonably believed to source minerals from the Covered Countries. These smelters or refiners, however, were certified by the RMI and/or iTSCi as compliant smelters or refiners only sourcing in conflict-free regions of Covered Countries. All other smelters identified by the CM Suppliers were also validated as compliant on the Conflict Free Smelter List or through our third-party general screening application tool with no indication of Covered Country sourcing.
Ongoing Improvements to Due Diligence Process and Future Steps
Our RCOI process is based on the necessity of gathering information from our direct CM Suppliers, and then, in turn, these suppliers seeking similar data from their lower tier suppliers. Such sources of information may yield inaccurate or incomplete information. As a result, we, and other downstream companies, rely on information published by responsible mineral sourcing validation programs, such as the RMI and other RMI cross-recognized, independent third party audit programs. Based on the results of this Reporting Year's due diligence, our intention is to continue to analyze and review our current process in order to improve its effectiveness and efficiency as well as to continue to increase supply chain transparency, including by implementing contractual terms indicating our expectations for disclosure from our CM suppliers globally and working with these suppliers on the completeness and quality of their responses.
We also intend to continue to participate in and support the development of RMAP. In 2013, Alpha Assembly Solutions Inc., a subsidiary of the Company, was certified by the RMI (f/k/a the Conflict-Free Sourcing Initiative (CFSI)) as a conformant tin smelter in the United States. Alpha is in the process of renewing its certification, thus supporting our and the RMAP efforts to build ethical and socially responsible supply chains.
We also plan to continue to evaluate and, when appropriate, expand upon the framework of our due diligence process as other minerals become minerals of concern. Aligned with our approach to Conflict Minerals, our intent is to proactively identify such minerals and mitigate risks in our supply chain by focusing on Conflict Minerals or other scrutinized minerals that are sourced responsibly.
This Conflict Minerals Report is publicly available on our website at www.elementsolutionsinc.com in the Conflict Minerals section under "About - Quality & Corporate Social Responsibility - Corporate Social Responsibility." The content of our website is indicated for general information purposes only and is not incorporated by reference herein.
Forward-Looking Statements
This Conflict Minerals Report contains “forward-looking statements” within the meaning of the federal securities laws. Forward-looking statements can be identified by words such as "expect," "anticipate," "project," "will," "should," "believe," "intend," "plan," "estimate," "predict," "believe," "seek," "continue," "outlook," "may," "might," "should," "can have," "likely," "potential," "target," and variations of such words and similar expressions. The principal forward-looking statements in this Conflict Minerals Report include statements about our improvements to the due diligence process and future steps. Forward-looking statements are based on management's estimates and assumptions with respect to future events and financial performance and are believed to be reasonable, though are inherently uncertain and difficult to predict. Actual results could differ materially from those projected as a result of certain factors, some of which beyond our control, including, among others, the CM Suppliers’ willingness and ability to comply with RMI's audits and our due diligence process as well as our effectiveness in managing such process, the implementation of satisfactory traceability and other compliance measures by our direct and indirect CM Suppliers, changes in the Conflict Minerals rules and other political and regulatory developments relating to the sourcing of Conflict Minerals, compliance costs and those factors set forth in the Risk Factors sections of our periodic filings with the SEC. Any forward-looking statement in this Conflict Minerals Report is based only on information currently available to Element Solutions and speaks only as of the date on which it is made. We undertake no obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.
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